Exhibit 4.23

THIS NOTE IS A SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  IT MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THIS NOTE IS DATED EFFECTIVE AS OF OCTOBER 11, 2007

FREEDOM OIL & GAS, INC.
$250,000.00	Convertible Promissory Note

FREEDOM OIL & GAS, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to David R. Brallier and/or Cheryl P. Brallier, Trustees of the Revocable Trust of David R. Brallier (the "Holder" or "Investor") or order, the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), with simple interest on the unpaid balance from the date hereof at the rate of ten percent (10%) per annum.  All interest shall be accrued until the maturity of this Note.  The principal balance of this Note shall mature and become due and payable, together with any unpaid and accrued interest, on April 15, 2008 (the "Due Date").

Payments of interest and principal shall be made in lawful money of the United States of America to the individuals or entities at the addresses and in the proportions designated by Holder to the Company in writing not later than thirty (30) days prior to the Due Date.  This Note may be prepaid by the Company, in whole or in part, before the Due Date without penalty.  In the event less than all of the principal amount of this Note is prepaid, a new Note may be issued at the Company’s election, representing the unpaid principal amount with the same Due Date.  In the event Maker fails to pay any sum due hereunder on the date when such payment is due and payable as provided herein within fifteen (15) days after receiving written notice of such default, the Company agrees to compensate Holder for his or her reasonable costs incurred as a result of such default, including attorney’s fees, court costs and other charges.

1.           Additional Consideration.  As additional consideration for the loan represented by this Note, the Company shall issue to Holder twenty-five thousand (25,000) shares of Common Stock.

2.           Option to Convert Note into Common Stock.

2.1  Conversion.  Holder may elect to convert all or any part of the unpaid principal and interest into the Common Stock of Freedom Oil & Gas, Inc., at the rate of $1.00 per share (the “Shares”), provided, however, that the exercise of such conversion option as to all or part of the unpaid principal balance shall be deemed to be in lieu of and not in addition to the Company’s obligation to pay the principal and/or interest amount so converted and the interest then accrued on such converted principal and/or interest amount.

2.2  Notice.  Holder shall send written notice of his election to convert to the Company and the principal and/or interest amount of the Note being converted, together with instructions for the issuance of the Shares.  The Company shall have 15 days to issue the certificate(s) representing the Shares to Holder or to his designee(s).

3.           Investment Representations.  Holder represents and warrants that:

3.1  Purchase for Own Account.  This Note is being acquired for Holder's own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an investment vehicle or entity in which Holder owns a majority interest.  Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any third person with respect to the Note and/or the Shares.

3.2.  Disclosure.  Holder has been informed and is aware that an investment in the Note involves a degree of risk and speculation, has been afforded an opportunity to meet with the officers of the Company, to ask and receive answers to any questions about the business and affairs of the Company, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that Holder deems reasonably necessary to verify the accuracy of information provided.  In the judgment of Holder, he or she has received sufficient information to evaluate the merits and risks of an investment in the Note or the Properties.

3.3.  Risk Evaluation.  On the basis of the review of the information described above, and relying solely thereon and upon the knowledge and experience of Holder in business and financial matters, Holder has evaluated the merits and risks of investment in the Note and/or the Properties and has determined that he or she is both willing and able to undertake the economic risk of this investment.

3.4  Restricted Security.  Holder understands that the Note is a "restricted security" under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Note may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances.  In this connection, Holder represents that Holder, or Holder's counsel, is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.  Miscellaneous.

4.1  Notices.  Any notice required or permitted under this Note shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified or upon deposit with a recognized overnight courier service and addressed to the party at the address set forth below for such party, or at such other address as either party may designate by not less than ten (10) days advance written notice to the other party.

4.2  Binding Effect.  This Note shall bind and inure to the benefit of the parties, their legal representatives, successors and permitted assigns.

4.3  Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Holder hereof.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder of this Note and the Company.

4.4 Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to conflicts of law principles.

IN WITNESS WHEREOF, the Parties have set their hands, as of the date first above written.

HOLDER:	MAKER:

FREEDOM OIL & GAS, INC.

/s/ David Brallier	By:	/s/ J. David Gowdy
David Brallier		J. David Gowdy, President & CEO

Address:	Address:
139 E. South Temple, Suite 400
Salt Lake City, UT 84111